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                                                                    EXHIBIT 15.1

SECURITIES AND EXCHANGE COMMISSION
450 FIFTH STREET, N.W.
WASHINGTON, D.C. 20549

Re: ASARCO Incorporated
    Registration on Form S-3

     We are aware that our reports on our reviews of interim financial information of ASARCO Incorporated for the periods ended June 30, 1994 and March 31, 1994 dated July 22, 1994 and April 22, 1994 respectively, which are included in the Company's quarterly reports on Form 10-Q for the quarters ended June 30, 1994 and March 31, 1994 are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                                        Coopers & Lybrand L.L.P.

New York, NY
October 12, 1994